UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2008
TRANS1 INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
411 Landmark Drive
Wilmington, NC 28412-6303
(Address of principal executive offices)
(Zip Code)
(910) 332-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Adoption of 2008 Cash Bonus Plan
     On April 2, 2008, the Board of Directors of TranS1 Inc. (the “Company”), upon recommendation of the Compensation Committee, adopted a cash bonus plan (“Bonus Plan”) pursuant to which each of the named executive officers of the Company will be eligible to earn cash bonus compensation based on 2008 Company and individual performance. The terms of the Bonus Plan are not contained in a formal written document, but are summarized below.
     Each named executive officer is entitled to receive a target bonus expressed as a percentage of his or her respective base salary. The target bonus for Mr. Randall, the Company’s President and Chief Executive Officer, is 50% of his base salary. The target bonuses for Mr. Luetkemeyer, the Company’s Chief Financial Officer, Mr. Simmons, the Company’s Vice President, Marketing and Sales, Mr. Jackson, the Company’s Vice President, Regulatory, Clinical and Quality, and Mr. Martin, the Company’s Vice President of International Sales are 30%, 30%, 30%, and 25%, respectively, of their annual base salaries.
     Under the Bonus Plan, the executive officers will be eligible to receive cash-based incentive payments based upon the achievement of certain personal and corporate objectives. In the case of Mr. Randall, his incentive payment will be based wholly on the achievement of corporate objectives, while our other executive officers’ incentive payments will be based on achievement of personal objectives, which are generally the same as the corporate objectives which relate to that part of the Company’s business for which the executive officer has primary responsibility.
     In 2008, the corporate objectives consist of achieving certain targets for revenues, gross margin and average product sales price, obtaining U.S. Food and Drug Administration clearance for, and launching in the United States, one of the Company’s product candidates, clinical milestones for the Company’s PNR and PDR implants, pipeline product development, surgeon training, hiring key personnel in finance and sales and marketing, sales and marketing objectives, and miscellaneous operating objectives. For each executive officer, achievement of each goal is given a certain percentage weight toward funding of their target bonus.
     Following the end of the 2008 fiscal year, the Compensation Committee will evaluate Mr. Randall’s individual performance for 2008 against the established corporate objectives and will submit to the Board the Compensation Committee’s recommendation regarding the amount of the cash bonus payable to Mr. Randall under the Bonus Plan. The Board shall have the final authority to approve the Compensation Committee’s recommendation regarding the amount of the cash bonus payable to Mr. Randall under the Bonus Plan.
     In addition, Mr. Randall will evaluate each other executive officer’s 2008 performance against the established corporate and personal objectives and will submit to the Compensation Committee his recommendations regarding the amount of the cash bonus payable to each executive officer. The Compensation Committee shall have the authority to approve Mr. Randall’s recommendations regarding the amount of the cash bonus payable to each other executive officer under the Bonus Plan and shall then recommend to the Board of Directors for it to make final approval of such bonuses in its discretion.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.
April 8, 2008	By:	/s/ Michael Luetkemeyer
Michael Luetkemeyer
Chief Financial Officer